Exhibit 10.6

EXECUTION
TRANSFER AGENCY AND SERVICE AGREEMENT
THIS AGREEMENT is made as of the 14th day of January, 2025, by and between FRANKLIN CRYPTO TRUST (hereinafter the “Trust”) on behalf of its series, listed in Exhibit A (as such Exhibit may be amended from time to time) (each a “Fund”), a Delaware statutory trust, having its principal office and place of business at One Franklin Parkway, San Mateo, California 94403-1906, FRANKLIN HOLDINGS LLC, a Delaware limited liability company having its principal office and place of business at One Franklin Parkway, San Mateo, California 94403-1906 (the “Sponsor”) and THE BANK OF NEW YORK MELLON, a New York corporation authorized to do a banking business having its principal office and place of business at 240 Greenwich Street, New York, New York 10286 (the “Bank”).
WHEREAS, the Trust, on behalf of a Fund, will ordinarily issue for purchase and redeem shares of a Fund of the Trust (the “Shares”) only in aggregations of Shares known as “Creation Units” (currently 50,000 shares) (each a “Creation Unit”) principally in kind;
WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee (Cede & Co.), will be the registered owner (the “Shareholder”) of all Shares of a Fund; and
WHEREAS, the Trust, on behalf of a Fund, desires to appoint the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:
1. Terms of Appointment; Duties of the Bank
1.1 Subject to the terms and conditions set forth in this Agreement, the Trust on behalf of its Fund, hereby employs and appoints the Bank to act as, and the Bank agrees to act as, its transfer agent for the authorized and issued Shares, and as the Trust’s dividend disbursing agent.
1.2 Pursuant to such appointment, the Bank agrees that it will perform the following services:
(a) In accordance with the terms and conditions of this Agreement and the Authorized Participant Agreements applicable to a Fund, a copy of which is attached hereto as Exhibit C and in accordance with a Fund’s current Form S-1 registration statement, and any effective amendments thereto actually provided to the Bank, the Bank shall:
(i) Perform and facilitate the performance of purchases and redemption of Creation Units for a Fund;
(ii) Prepare and transmit by means of DTC’s book‑entry system payments for dividends and distributions on or with respect to the Shares, if any, declared by the Trust on behalf of a Fund;
(iii) Maintain separate and distinct records for each Fund with respect to the record of the name and address of the Shareholder and the number of Shares issued by a Fund and held by the Shareholder in a Fund;

(iv) Record the issuance of Shares of a Fund and maintain a record of the total number of Shares of a Fund which are outstanding and authorized, and based upon data provided to it by the Sponsor, the total number of authorized Shares. The Bank shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.
(v) Prepare and transmit to the Trust, Sponsor and the Trust’s administrator and to any applicable securities exchange (as specified to the Bank by the Trust or its administrator) information with respect to purchases and redemptions of Shares of a Fund;
(vi) On days that the Trust, on behalf of a Fund, may accept orders for purchases or redemptions of a Fund’s Shares, calculate and transmit to the Sponsor and the Trust’s administrator the number of outstanding Shares of a Fund;
(vii) On days that the Trust, on behalf of a Fund, may accept orders for purchases or redemptions of a Fund’s Shares (pursuant to the Authorized Participant Agreement), transmit to the Bank, the Trust, the Sponsor and DTC the amount of Shares of a Fund purchased on such day;
            (viii)    Confirm to DTC the number of Shares of a Fund issued to the Shareholder, as DTC may reasonably request;

(ix) Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;
(x) Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares of a Fund in accordance with policies and procedures of DTC for book-entry only securities;
(xi) Distribute or maintain, as directed by the Trust or the Sponsor, amounts related to a Fund’s purchases and redemptions of Creation Units, dividends and distributions, variation margin on derivative securities and collateral;
(xii)    Create and maintain separate and distinct books and records for a Fund of the Trust specified by the Trust in Exhibit B attached hereto;
(xiii)   Prepare a monthly report of all purchases and redemptions of Shares of a Fund during such month on a gross transaction basis, and identify on a daily basis the net number of Shares of a Fund either redeemed or purchased on such Business Day and with respect to each Authorized Participant (as defined in each Authorized Participant Agreement) purchasing or redeeming Shares of a Fund, the amount of Shares of a Fund purchased or redeemed;
              (xiv)    Receive from the Sponsor (as defined in the Authorized Participant Agreement) or from its agent purchase orders from Authorized Participants for Creation Unit Aggregations of Shares of a Fund received in good form and accepted by or on behalf of the Trust by the Sponsor, promptly transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and pursuant to such orders issue the appropriate number of Shares of a Fund and hold such Shares of a Fund in the account of the Shareholder of a Fund;

(xv) Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to The Bank of New York Mellon as cash custodian for the Trust and the Trust’s Sponsor with respect to redemptions for cash and for redemptions in-kind, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder; and
(xvi)    Confirm the name, U.S taxpayer identification number and principal place of business of each Authorized Participant.
(xvii)    The Bank may execute transactions directly with Authorized Participants to the extent necessary or appropriate to enable the Bank to carry out any of the duties set forth in items (i) through (xvi) above.  The Trust on behalf of a Fund, or Sponsor, will be responsible for confirming the receipt of assets in connection with creation activity and the withdrawal of assets in connection with redemption activity prior to the creation or redemption of Creation Units by the Bank.  The Bank has no responsibility to independently verify the accuracy of such information provided to it by the Trust or Sponsor.
(xviii)    Except as otherwise instructed by the Trust, on behalf of a Fund, or Sponsor, the Bank shall process all transactions for a Fund in accordance with the policies and procedures mutually agreed upon between the Trust and the Bank with respect to the proper net asset value to be applied to purchases received in good order by the Bank or from an Authorized Participant before any cut-offs established by the Trust, and such other matters set forth in items (i) through (xvi) above as these policies and procedures are intended to address.
(b) The Bank may maintain and manage, as agent for the Trust and its Funds, such accounts as the Bank shall deem necessary for the performance of its duties under this Agreement, including, but not limited to, the processing of Creation Unit purchases and redemptions; and the payment of dividends and distributions.  The Bank may maintain such accounts at financial institutions deemed appropriate by the Bank in accordance with applicable law.
(c) In addition to the services set forth in the above sub-section 1.2(a), the Bank shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder, obtaining at the request of the Trust or Sponsor from the Shareholder a list of DTC participants holding interests in the Global Certificate, maintaining the items set forth on Exhibit B attached hereto, and performing such services identified in each Authorized Participant Agreement.
(d) The following shall be delivered by the Bank to DTC participants as identified by DTC as the Shareholder for book-entry only securities:
(i) Annual and semi‑annual reports of the Trust and its Funds;
(ii) Fund proxies, proxy statements and other proxy soliciting materials;
(iii) Fund prospectus and amendments and supplements thereto, including stickers; and
(iv) Other communications as the Trust or Sponsor may from time to time identify as required by law or as the Trust or Sponsor may reasonably request
(v) The Bank shall provide additional services, if any, as may be agreed upon in writing by the Trust, Sponsor and the Bank.

(e) The Bank shall keep records relating to the services to be performed hereunder, in the form and manner to the extent required by Section 31 of the Investment Company Act of 1940 and the rules thereunder (the “Rules”) as if the Trust was subject to such Rules, all such books and records shall be the property of the Trust, will be preserved, maintained and made available to the Trust in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request or upon termination of this Agreement.
(f) It is understood and agreed by the parties hereto that under no circumstances will the services performed by the Bank pursuant to this Agreement include any service, function or activity that would constitute a “virtual currency business activity” for purposes of the regulations issued by the Superintendent of the New York State Department of Financial Services (23 N.Y.C.R.R. Part 200).
2. Fees and Expenses
2.1 The Bank shall receive from the Trust, whether directly or from the Sponsor, such compensation for the Transfer Agent’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties.  The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.
2.2 In addition to the fee paid under Section 2.1 above, the Sponsor on behalf of the Trust agrees to reimburse the Bank for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule or relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of a Fund’s securities shall be borne by the relevant Authorized Participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust or Sponsor, will be reimbursed by the Trust on behalf of a Fund.
2.3 The Sponsor on behalf of the Trust agrees to pay all fees and reimbursable expenses within twenty business days following the receipt of the respective billing notice accompanied by supporting documentation, as appropriate. Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Sponsor on behalf of the Trust at least seven (7) days prior to the mailing date of such materials.
2.4 The Trust hereby represents and warrants to the Bank that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Bank or to the adviser to, or Sponsor of, the Trust in connection with this Agreement, including, but not limited to, any fee waivers, reimbursements, or payments made, or to be made, by the Bank to such adviser or Sponsor or to any affiliate of the Trust relating to this Agreement have been fully disclosed to the Trust or the Trust’s Sponsor and that, if required by applicable law, the Trust or the Trust’s Sponsor has approved or will approve the terms of this Agreement, and any such fees, expenses, and benefits.
3. Representations and Warranties of the Bank
(a) The Bank represents and warrants to the Trust that:
(i) It is and will continue to be a banking company duly organized and existing and in good standing under the laws of the State of New York.

(ii) It is and will continue to be duly qualified to carry on its business in the State of New York.
(iii) It is and will continue to be empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into, and perform its obligations under, this Agreement.
(iv) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
(v) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
(vi) It is and will continue to be duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, and it will remain so registered for the duration of this Agreement.
(vii) It is and will continue to be in full material compliance with federal and state laws applicable to its duties under this Agreement.
4. Representations and Warranties of the Trust and Sponsor
(a) The Trust represents and warrants to the Bank that:
(i) It is duly organized and existing and in good standing under the laws of Delaware.
(ii) It is empowered under applicable laws and by its Agreement and Declaration of Trust to enter into and perform this Agreement.
(iii) A Form S-1 registration statement under the Securities Act of 1933, as amended, has been filed on behalf of the Trust and will become effective by the date the Bank has begun to provide services hereunder, will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.
(b) The Sponsor represents and warrants to the Bank that:
(i) It is duly organized and existing and in good standing under the laws of Delaware.
(ii) It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.
5. Indemnification
5.1 The Bank shall not be responsible for, and the Trust shall indemnify and hold the Bank and its directors, officers, employees and agents harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, including, without limitation, those incurred by the Bank in a successful defense of any claims by the Trust, payments, expenses and liability (“Losses”) which may be sustained or incurred by or which may be asserted against the Bank in connection with or relating to this Agreement or the Bank’s actions or omissions with respect to this Agreement, or as a result of acting upon any instructions reasonably believed by the Bank to have been duly authorized by the Trust or Sponsor or upon reasonable reliance of information or records given or made by the Trust; except for any Losses for which involved the Bank’s negligence, bad faith, willful misconduct, or the reckless disregard of its duties hereunder.
5.2 Subject to the limitations of liability contained in Section 6.1 below, the Bank shall indemnify and hold the Trust, the Sponsor and their officers and employees harmless from and against any third party losses, damages, liabilities, claims, costs or out of pocket expense (including reasonable attorneys’ fees) (“Liabilities”), incurred or sustained by the Trust or Sponsor as a direct result of the Bank’s bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder except for any Liabilities arising out of the Trust’s or the Sponsor’s negligence, bad faith willful misconduct or the reckless disregard of its duties hereunder.
5.3 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent. In no event will the Trust be liable for any settlement of any action or claim effected without its prior written consent.
5.4 This indemnification provision shall apply to actions taken or omissions pursuant to this Agreement or an Authorized Participant Agreement.
6. Standard of Care and Limitation of Liability
6.1 The Bank shall exercise the reasonable care and diligence that a professional transfer agent would observe in carrying out all of its duties and obligations under this Agreement taking into account the prevailing rules, practices, procedures and circumstances in the market. The Bank shall have no responsibility and shall not be liable for any Losses, except that the Bank shall be liable to the Trust and the Sponsor for direct money damages caused by its own bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.  The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and not Section 4-209 of the Uniform Commercial Code which shall be superseded by this Article.  In no event shall the Bank be liable for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable.  For purposes of this Agreement, none of the following shall be or be deemed a breach of the Bank’s standard or care:
(a) The conclusive reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any previous transfer agent or registrar.
(b) The conclusive reliance on, or the carrying out by the Bank or its agents or subcontractors of, any instructions or requests of the Trust or instructions or requests on behalf of the Trust by Sponsor.
(c) The offer or sale of Shares by or for the Trust in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or any violation of any stop order or other determination or ruling by any federal agency, or by any state with respect to the offer or sale of Shares in such state.
6.2 In no event shall the Trust be liable for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable.
7. Concerning the Bank
7.1
(a) The Bank may employ agents or attorneys-in-fact which are not affiliates of the Bank with the prior written consent of the Trust (which consent shall not be unreasonably withheld), and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact, provided that the Bank acts in good faith and with reasonable care in the selection and retention of such agents or attorneys-in-fact.
(b) The Bank may, without the prior consent of the Trust, enter into subcontracts, agreements and understandings with any Bank affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder.  No such subcontract, agreement or understanding shall discharge Bank from its obligations hereunder.  The Bank shall be liable to any Fund, the Trust or the Sponsor for any loss or damage arising out of, or in connection with, the actions or omissions to act of any such Bank affiliate utilized hereunder to the same extent as the Bank would be liable hereunder if the Bank had taken or omitted such action itself.
7.2 The Bank shall be entitled to conclusively rely upon any written or oral instruction actually received by the Bank and reasonably believed by the Bank to be duly authorized and delivered.  The Trust and Sponsor agree to forward to the Bank written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to the Bank. The Trust and Sponsor agree that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Bank.  If the Trust and Sponsor elect to transmit written instructions through an on-line communication system offered by the Bank, Trust’s and Sponsor’s use thereof shall be subject to the terms and conditions, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Trust or its affiliates and the Bank.
7.3 The Bank shall establish and maintain a disaster recovery plan and back-up system at all times satisfying the requirements of its regulators (the “Disaster Recovery Plan and Back-Up System”).  The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruption, loss or malfunctions of transportation, computer (hardware or software) or communication services; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the Bank has established and is maintaining the Disaster Recovery Plan and Back-Up System, or if not, that such delay or failure would have occurred even if the Bank had established and was maintaining the Disaster Recovery Plan and Back-Up System.  Upon the occurrence of any such delay or failure the Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.  The Bank will provide an executive summary of the Disaster Recovery Plan and Back-Up System upon reasonable request of the Trust or its Sponsor. The Bank will endeavor to test the adequacy of its Disaster Recovery Plan and Back-Up System at least annually. Upon request by the Trust or its Sponsor, the Bank will provide the Trust or its Sponsor with a letter summarizing the most recent Disaster Recovery Plan and Back-Up System test results.
7.4 The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Authorized Participant Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement, except as set forth in this Agreement and the Authorized Participant Agreement.
7.5 At any time the Bank may apply to an officer of the Sponsor, but is not obligated to do so, for written instructions with respect to any matter arising in connection with the Bank’s duties and obligations under this Agreement, and the Bank, its agents, and subcontractors shall not be liable for any action taken or omitted to be taken in good faith in accordance with such instructions.  Such application by the Bank for instructions from an officer of the Sponsor may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written or oral instructions in response to such application specifying the action to be taken or omitted.  In connection with the foregoing, the Bank may at its own expense consult with legal counsel of its own choosing, but is not obligated to do so, and advise the Trust and Sponsor if any instructions provided by the Trust or Sponsor at the request of the Bank pursuant to this Article or otherwise would, to the Bank’s knowledge, cause the Bank to take any action or omit to take any action contrary to any law, rule, regulation or commercially reasonable practice for similarly situated service providers.  In the event a situation or circumstance arises whereby the Bank adopts a course of conduct in reliance upon written legal advice it has received (which need not be a formal opinion of counsel) and the course of conduct is not identical to the course of conduct contained in the instructions received from the Trust, the Bank may rely upon and follow the written legal advice without liability hereunder provided it otherwise acts in compliance with this Agreement and notifies the Trust and Sponsor of its determination.
7.6 The Bank, its agents and subcontractors may act upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by or on behalf of the Trust by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust or Sponsor.
7.7 The Bank shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Bank in connection with the services provided by the Bank hereunder.  Notwithstanding the foregoing, the parties hereto acknowledge that the Trust shall retain all ownership rights in Trust data residing on the Bank’s electronic system.
7.8 Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:
(a) The legality of the issue, sale or transfer of any Shares of a Fund, the sufficiency of the amount to be received in connection therewith, or the authority of the Trust, on behalf of a Fund, to request such issuance, sale or transfer;

(b) The legality of the purchase of any Shares of a Fund, the sufficiency of the amount to be paid in connection therewith, or the authority of the Trust, on behalf of a Fund, to request such purchase;
(c) The legality of the declaration of any dividend by the Trust, on behalf of a Fund, or the legality of the issue of any Shares in payment of any stock dividend; or
(d) The legality of any recapitalization or readjustment of the Shares of a Fund.
7.9 In performing the services hereunder, the Bank shall comply with the applicable provisions of each Fund’s current Form S-1 registration statement, and effective amendments thereto.
7.10 The Bank will furnish to the Trust and its Sponsor, no more than once annually, its System and Organization Controls Reports (SOC 1) as well as such other reports and information relating to the Bank’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.
7.11 The Bank shall cooperate with the Trust’s and Sponsor’s independent public accountants and shall take reasonable actions to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.
7.12 Nothing in this Agreement shall limit or restrict the Bank, any affiliate of the Bank or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder; provided, however, that notwithstanding this paragraph the Bank may not use the Funds’ or Sponsor’s proprietary information in providing such services to such other third parties.
7.13 During the term of the Agreement, the Bank will implement and maintain an information security program ("ISP") with written policies and procedures reasonably designed to protect the confidentiality and integrity of Trust’s confidential information provided to the Bank in accordance with the Agreement and when in the Bank’s possession or under the Bank’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data.
8. Providing of Documents by the Trust and Transfers of Shares
8.1 The Trust shall promptly furnish to the Bank with a copy of its Agreement and Declaration of Trust and all amendments thereto.
8.2 In the event that DTC ceases to be the Shareholder, the Bank shall re-register the Shares in the name of the successor to DTC as Shareholder upon receipt by the Bank of such documentation and assurances as it may reasonably require.
8.3 The Bank shall have no responsibility whatsoever with respect to of any beneficial interest in any of the Shares of a Fund owned by the Shareholder.

8.4 The Trust shall deliver to the Bank the following documents on or before the effective date of any increase, decrease or other change in the total number of Shares of a Fund authorized to be issued to the extent applicable:
(a) A certified copy of the amendment to the Trust’s Agreement and Declaration of Trust with respect to such increase, decrease or change; and
(b) An opinion of counsel for the Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares of a Fund, the obtaining of all necessary governmental consents, whether such Shares of a Fund are fully paid and non-assessable and the status of such Shares of a Fund under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Form S-1 registration statement has become effective or, if exempt, the specific grounds therefore), and (ii) the due and proper listing of the Shares of a Fund on all applicable securities exchanges.
8.5 Prior to the issuance of any additional Shares pursuant to stock dividends, stock splits or otherwise, and prior to any reduction in the number of Shares outstanding, the Trust or Sponsor shall deliver to the Bank:
(a) A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction of such Shares of a Fund, as the case may be, and an opinion of counsel for the Trust that no other order or consent is required; and
(b) An opinion of counsel for the Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares of a Fund, the obtaining of all necessary governmental consents, whether such Shares of a Fund are fully paid and non-assessable and the status of such Shares of a Fund under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Form S-1 registration statement has become effective or, if exempt, the specific grounds therefore), and (ii) the due and proper listing of the Shares of a Fund on all applicable securities exchanges.
8.6 The Bank, the Trust and Sponsor agree that all books, records, confidential, non-public, or proprietary information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any person other than its auditors, accountants, regulators, employees, agents, attorneys-in-fact or counsel, except as may be, or may become required by law, by administrative or judicial order or by rule, provided that the disclosing party shall give prompt notice to the other party of any such disclosure to the extent practicable and permitted by applicable law. To the extent required to be disclosed to third parties, the disclosing party shall require such third party to treat confidentially such information commensurate with this Section 8.6. Nothing in this Agreement shall be deemed to authorize the Bank to waive attorney-client, work product or other legal privilege by or on behalf of the Trust, its investment adviser or the Sponsor. The Bank has established and maintains policies and measures reasonably designed to protect the confidentiality of customer information, and will subject information hereunder to such policies and measures.  The foregoing confidentiality obligation shall not apply to any information to the extent: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party: (iii) it is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; or (v) it has been or is independently developed or obtained by the receiving party without reference to the information provided by the protected party.  The Bank agrees that records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Trust and will be preserved, maintained and made available upon reasonable request and will be surrendered promptly to the Trust on and in accordance with its reasonable request.
8.7 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Bank will promptly employ reasonable commercial efforts to notify the Trust and the Sponsor and secure instructions from an authorized officer of the Sponsor as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.
9. Termination of Agreement
9.1 The term of this Agreement shall be one year commencing upon regulatory approval by the U.S. Securities and Exchange Commission permitting shares of the Trust to be offered for sale (the "Initial Term") and shall automatically renew for additional one-year terms (each a “Subsequent Term”) unless any party provides written notice of termination at least ninety (90) days prior to the end of the Initial Term or any Subsequent Term or, unless earlier terminated as provided below:
(a) Any party hereto may terminate this Agreement upon 90 days’ written notice to the other party for any reason. Upon termination hereof, the Sponsor shall pay to BNY Mellon such compensation as may be due as of the date of such termination that is not a subject of dispute, and shall reimburse BNY Mellon for any disbursements and expenses made or incurred by BNY Mellon and payable or reimbursable hereunder.
(b) Any party hereto may terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (ii) a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against the party any such case or proceeding; (iii) a party makes a general assignment for the benefit of creditors; or (iv) a party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due.  Any party hereto may exercise its termination right under this Section 9.1(b) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.
(c) If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non‑Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice. In all cases, termination by the Non‑Defaulting Party shall not constitute a waiver by the Non‑Defaulting Party of any other rights it might have under this Agreement or Amendment.
9.2 Should the Trust exercise its right to terminate, all out‑of‑pocket expenses associated with the movement of records and material will be borne by the Trust.
9.3 The terms of Article 2 (with respect to fees and expenses incurred prior to termination), Article 5 and Article 6 shall survive any termination of this Agreement.

9.4 Upon termination of the Agreement, the Bank will (i) surrender all other relevant records in accordance with Sub-Section 1.2(e) above, and (iii) at the Trust’s or Sponsor’s request, offer assistance in converting, within a reasonable time frame agreed to by the parties, the transition of the Trust’s records from the Bank’s systems to the services or systems designated by the Trust or Sponsor for such transition, subject to compensation of the Bank for such assistance at its standard rates and fees in effect at that time.
10. Additional Series
In the event that the Trust establishes one or more additional series of Shares with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, the Trust or Sponsor shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such additional issuance shall become Shares hereunder.
11. Assignment
11.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other parties; provided, however, any party may assign this Agreement to a party controlling, controlled by or under common control with it.
11.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.
12. Severability and Beneficiaries
12.1 In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, the legality and enforceability of the remaining provisions shall not in any way be affected thereby provided obligation of the Sponsor to pay is conditioned upon provision of services to the Trust by the Bank.
12.2 This Agreement is solely for the benefit of the Bank and the Trust, and none of any Authorized Participant (as defined in the Authorized Participant Agreement), the Sponsor, any Shareholder or beneficial owner of any Shares shall be or be deemed a third party beneficiary of this Agreement.
13. Amendment
This Agreement may be amended or modified by a written agreement executed by both parties.
14. New York Law to Apply
Except with respect to Sections 19 and 20 below, which shall be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware, this Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof.  The Trust, the Sponsor and the Bank hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder.  The Trust, the Sponsor and the Bank hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.  The Trust, the Sponsor and the Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

15. Merger of Agreement
This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.
16. Notices
All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.
If to the Bank:
The Bank of New York Mellon
240 Greenwich Street
New York, New York 10286
Attention: ETF Operations
with a copy to:
The Bank of New York Mellon
240 Greenwich Street
New York, New York 10286
Attention: Legal Dept. – Asset Servicing
If to the Trust or Sponsor:
Franklin Holdings, LLC
Franklin Crypto Trust
 on behalf of its series,
the Franklin Crypto Index ETF
One Franklin Parkway
San Mateo, CA 94403-1906
(650) 312-2000
17. Information Sharing
The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”).  The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Trust consents to the disclosure of and authorizes the Bank to disclose information regarding the Trust (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Bank may store the names and business contact information of the Trust’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer or can be reverse engineered to identify Customer-Related Data with a particular customer.  The Trust confirms that it is authorized to consent to the foregoing.
18. Counterparts
This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
19. Limitations of Liability of the Shareholders
It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any shareholder, Sponsor, officer, employee or agent of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Agreement and Declaration of Trust and By-Laws. This Agreement has been duly authorized, executed and delivered by the Trust and neither such authorization nor such execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Agreement and Declaration of Trust and By-Laws.
20. Several Obligations of the Funds
The Bank agrees that, pursuant to Section 3804(a) of the Delaware Statutory Trust Act, the liabilities of each Fund shall be limited such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to a particular Fund shall be enforceable against the assets of that particular Fund only as though the Bank had separately contracted with the Trust by separate written instrument with respect to a particular Fund, and not against the assets of the Trust generally or the assets of any other Fund and
(b) none of the debts, liabilities, obligations and expenses incurred, contracted for, other otherwise existing and relating to this Agreement with respect to the Trust generally and any other Fund shall be enforceable against the assets of that particular Fund. The parties further acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.
21. Liability of Sponsor.
It is expressly understood and agreed by the parties that the to the extent that the Agreement has been executed by the Sponsor on behalf of the Trust that (a) this Agreement is executed and delivered on behalf of the Trust by the Sponsor, not individually or personally, but solely as the Trust’s Sponsor in the exercise of the powers and authority conferred and vested in it; (b) the representations, covenants, undertakings and agreements herein made by the Trust are made and intended not as personal representations, undertakings and agreements by the Sponsor but are made and intended for the purpose of binding only the Trust; (c) nothing herein contained shall be construed as creating any liability on the Sponsor, individually or personally, to perform any covenant of the Trust either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto; and (d) except for those obligations expressly assumed by the Sponsor, under no circumstances shall the Sponsor be personally liable for the payment of any the Trust’s indebtedness or expenses or be liable for the breach or failure of any obligation, duty, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related document.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the latest date set forth below.

FRANKLIN CRYPTO TRUST on behalf of each of its series listed on Exhibit A By Franklin Holdings, LLC not in its individual capacity but solely as Sponsor

By:	/s/ Matthew Hinkle Name: Matthew Hinkle Title: Vice President and Chief Financial Officer
Date: January 15, 2025
FRANKLIN HOLDINGS, LLC
By:	/s/ Matthew Hinkle Name: Matthew Hinkle Title: Vice President and Chief Financial Officer
Date: January 15, 2025
THE BANK OF NEW YORK MELLON
By:	/s/ Danielle Adamson Name: Danielle Adamson Title: Director
Date: January 16, 2025

EXHIBIT A
Series
Franklin Crypto Index ETF

EXHIBIT B
Books And Records To Be Maintained By The Bank

Source Documents requesting Creations and Redemptions (including dates and times of orders)
Correspondence/AP Inquiries
Reconciliations, bank statements, copies of canceled checks, cash proofs
Daily/Monthly reconciliation of outstanding Shares between the Trust and DTC
Dividend Records
Year-end Statements and Tax Forms

EXHIBIT C
Form of Authorized Participant Agreement